Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-138616) and related Prospectus of Endocare, Inc. for the registration of 2,824,651 shares of its common stock and to the incorporation by reference therein of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Endocare, Inc., and the effectiveness of internal control over financial reporting of Endocare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
April 14, 2008